RWE Acquisition
[Logo]                      Update #27



September 9, 2002

This is an update on the RWE/Thames transaction for American Water Associates. Future updates will be distributed in the coming weeks via email. They are then archived, along with other important materials, in the "RWE Acquisition Update" database on Lotus Notes. The information in this "Update" will also be filed with the US Securities and Exchange Commission and can be viewed on the commission's EDGAR database at www.sec.gov/edgar.shtml.



The Regulatory Approval Process Continues to Move Forward...

On August 20, 2002 the New Mexico Public Regulation Commission accepted and adopted the decision of the Administrative Law Judge (ALJ) assigned to the matter that recommended approval of the transaction. On August 29, 2002 the Pennsylvania Public Utilities Commission passed a motion by a unanimous 5 - 0 vote adopting with one minor change the ALJ decision that recommended approval of the transaction.

A final closing date has yet to be determined, but we still believe the transaction will be completed during the first six months of 2003.

Responses to Frequently Asked Questions

The following are responses to questions we have recently received about the transaction:

How many state regulatory approvals are still required?
Approvals are still being processed before the regulatory commissions in Arizona, California, Illinois, Maryland, New Jersey, New York and West Virginia. Although specific approval is not required, Indiana has instituted a proceeding to determine the effect of the transaction on the rates and service of Indiana American Water Company.

The status of pending proceedings is as follows:



Continued . . .

Arizona
Hearings have been completed and a final decision is anticipated in October.

California
As noted in RWE Acquisition Update #26, issues in the company's request have been settled among some of the parties. The Montara Sanitary District and the City of Thousand Oaks were not parties to the settlement and remain active intervenors. A recommended decision from the ALJ is anticipated no later than December 19, 2002. Parties will have 25 days to comment on the recommended decision before the commission makes a final determination.

Illinois
Hearings have been completed and initial briefs filed by the parties. It is anticipated that a recommended decision will be issued during the early part of the fourth quarter and a final order issued by the commission prior to the end of this year.

Indiana
A hearing was held on August 27, 2002 and a draft order outlining proposed findings of the investigation has been submitted to the commission.

Maryland
The Company continues settlement discussions with the parties and anticipates a resolution of the request prior to the end of 2002.

New Jersey
Hearings have been completed and a final decision is anticipated during October 2002.

New York
The Company continues settlement discussions with the parties and anticipates a resolution of the request prior to the end of 2002

West Virginia
A settlement agreement among the parties has been submitted to the commission that recommends approval of the Company's request. The commission's final decision on the request is anticipated later this month.

Didn't we have to re-file in Kentucky?
We did not re-file our request for approval in Kentucky. On August 28, 2002 we requested that the Commission modify its orders dated May 30, 2002 and July 10, 2002. Since those orders are on appeal before the Franklin Circuit Court, we also requested that a separate docket number be assigned to our request.


Continued . . .

Why did we request that the commission modify its orders approving the transaction?
Our original request for approval of the RWE/Thames transaction stated that a subsidiary of RWE named Thames Water Aqua Holdings GmbH (Thames Holdings), or possibly another intermediate holding company, would become the owner of American Water Works common stock when purchased from the shareholders. That other intermediate holding company has now been formed.

What is the new RWE subsidiary?
The new subsidiary is Thames Water Aqua US Holdings, Inc. It is a Delaware corporation formed on July 26, 2002 and is wholly owned by Thames Holdings. We anticipate that it will hold not only American Water Works common stock, but also RWE's other water interests in the US that currently include such businesses as E-Town Water Company and F. B. Leopold Co, Inc. This change will enable Thames Holdings to file a consolidated federal income tax return.

Will the Kentucky PSC open a new investigation of the RWE/Thames transaction as a result of our request to modify their orders?
This is a separate issue that responds to those orders and does not effect the commission's approval of the transaction. In its May 30, 2002 order the commission recognized there was a possibility that a new corporation would be formed to own American Water Works' common stock. In its July 10, 2002 order issued as part of the rehearing process and in response to questions about the intermediate holding company raised by other parties, the Commission stated that use of a new intermediate subsidiary to acquire American Water Work's common stock would require its approval and modification of previous orders.

Will we have to request that orders be modified in Hawaii, New Mexico, Pennsylvania and Virginia where the transaction has already been approved? No. Each of those regulatory bodies was aware of the potential use of the intermediate holding company and each has approved the transaction.

Does the formation of this new corporation change any of the recent settlements with parties in states where approvals are pending?
No. All parties in those states are aware of the use of the new intermediate holding company.

Does the evidence in the seven states where approvals are pending identify Thames Water Aqua US Holdings Inc. as the corporation that will own American Water Works' common stock after the transaction is completed?
Applications filed in every state included a statement regarding the possible use of an intermediate holding company other than Thames Water Aqua Holdings GmbH.

Continued . . .

How can associates find out about the terms of the settlements reached in each of these regulatory approval matters?
Copies can be obtained by contacting the commission, or in some instances, obtained electronically through a commission's website. To access a commission website, visit the National Association of Regulatory Utility Commissioners (NARUC) website at www.naruc.org. Select the "State" button in the upper right-hand corner of that home page to open a US map from which any state's website may be accessed by clicking the desired state on the map.

What would be the effect on the RWE/Thames transaction if one or more of the state regulatory approvals cannot be obtained or remain under appeal by the initial termination date of the agreement on March 16, 2003?
According to the merger agreement, the March 16, 2003 date will be extended to September 16, 2003 if the only condition to closing of the merger that has not been satisfied or is capable of being satisfied at that time is the receipt of one or more state regulatory approvals. The termination date will be extended up to another 60 days if a required waiting period in respect of a regulatory approval has not yet expired.

If regulatory approval is not received for one subsidiary or the approval has conditions that RWE/Thames finds unacceptable, what would be the fate of that subsidiary?
The agreement with RWE/Thames contemplates receipt of regulatory approvals in all states where such approval is required and that conditions contained in those approvals would not reasonably be expected to have a material adverse effect on the Company. Regulatory approvals that have been received to date are in full compliance with that condition of the agreement. We continue to work diligently toward timely receipt of all necessary approvals and believe it would be inappropriate to speculate about reactions to issues that simply do not exist.

Could you please provide complete contact information for associates, including a working fax number?
Follow-up or additional questions may be directed to your supervisor, your human resource representative or the Corporate Communication or Investor Relations departments at 1025 Laurel Oak Road Voorhees, New Jersey 08043. The fax number is (856) 566-4004.

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